Exhibit 3.27

LIMITED LIABILITY COMPANY AGREEMENT

OF

KW ARMACOST, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of KW Armacost, LLC (the “Company”), is entered into by K-W Properties, a California corporation, as the sole equity member (the “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Member hereby agrees as follows:

Section 1.    Name.

The name of the limited liability company formed hereby is KW Armacost, LLC.

Section 2.    Principal Business Office.

The principal business office of the Company shall be located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 or such other location as may hereafter be determined by the Member.

Section 3.    Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19808.

Section 4.    Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19808.

Section 5.    Member.

(a)    The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b)    Except as otherwise provided herein, the Member may act by written consent.

Section 6.    Certificates.

The Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on July 11, 2011. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.    Purposes.

(a)    Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the sole purpose to be conducted or promoted by the Company is to engage exclusively in the following activities:

(i)    To invest, be a member, and own, hold, manage, transfer, sell and otherwise dispose of ownership interests, in 1629 Armacost, LLC, a California limited liability, which is the owner of certain residential condominium property located at 1629-1633 Armacost Avenue, in the City of Los Angeles, County of Los Angeles, State of California, commonly known as Armacost Residential Condominiums (the “Property”); and

(ii)    To engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b)    The Company, and the Member on behalf of the Company, may enter into and perform its obligations under any and all documents, agreements, certificates or financing statements related to the Property, all without any further act, vote or approval of any Member, or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into other agreements on behalf of the Company.

Section 8.    Powers.

Except as otherwise provided herein, the Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.    Management.

(a)    Except as otherwise provided herein, the business and affairs of the Company shall be managed by the Member.

(b)    Except as otherwise provided herein, the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Member has the authority to bind the Company.

Section 10.     Officers.

The Member may, but shall not be required to, designate Officers of the Company, including a President, a Secretary and a Treasurer. The Member may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Member may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Member. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Member. Any vacancy occurring in any office of the Company may be filled by the Member.

Section 11.     Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member or any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Officer of the Company.

Section 12.     Capital Contributions.

The Member has contributed to the Company the property listed on Schedule B attached hereto.

Section 13.     Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. The Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.     Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 15.     Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 16.     Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Member. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 17.     Reports.

The Member shall cause to be prepared such financial reports of the Company, and in such frequency, as determined by the Member.

Section 18.     Other Business.

The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or at equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19.     Exculpation and Indemnification.

(a)     None of the Member, any Officer, any employee or any agent of the Company, or any employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)     To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)    To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)    To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)    The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20.    Assignments.

The Member may assign all or any portion of its limited liability company interest in the Company. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and, if necessary, amendment of this Agreement pursuant to Section 30.

Section 21.    Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member and, if necessary, amendment of this Agreement pursuant to Section 30.

Section 22.    Dissolution.

(a)    The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the delivery of written notice of termination of the Company by the Member; (ii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member; (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)    Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or any additional member shall not cause the Member or additional member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)    The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 23.    Nature of Interest.

The interest of the Member in the Company is personal property.

Section 24.    Tax Status.

It is intended that the Company shall be a disregarded entity for federal, state, and local income tax purposes as long as the Member is the sole member of the Company. Notwithstanding the foregoing, the Member reserves the right at any time to file an election with the Internal Revenue Service or any other taxing authority to change its classification for federal income tax purposes to an association taxable as a corporation or to any other permissible business entity. If the federal, state, or local income tax classification of the Company is required to change as the result of admission of an additional member pursuant to Section 20 or Section 21, this Agreement and all schedules hereto shall be appropriately amended.

Section 25.    Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member, and nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 26.    Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.    Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28.    Binding Agreement.

The Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 29.    Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30.    Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed by the Member.

Section 31.    Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.    Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 11th day of July, 2011.

MEMBER:

K-W PROPERTIES, a California corporation

By:	/s/ Barry Schlesinger
Name:	BARRY SCHLESINGER
Title:	VICE PRESIDENT

KW ARMACOST, LLC

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person or any Person who has a familial relationship, by blood, marriage or otherwise with the Company or any Affiliate of the Company.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

A-1

“Company” means KW Armacost, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 19(a).

“Member” means K-W Properties, a California corporation, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 10.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-2

KW ARMACOST, LLC

SCHEDULE B

Member

Name	Mailing Address	Capital Contribution	Membership Interest
K-W Properties, a California corporation	9701 Wilshire Boulevard Suite 700 Beverly Hills, California 90212	$	100%

B-1